UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 31, 2007 (January 25, 2007)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.06 Material Impairments.

On January 25, 2007, Glimcher Realty Trust (the “Registrant”) concluded that it would apply, pursuant to generally accepted accounting principles (GAAP), non-cash impairment charges to certain of its regional shopping mall properties. The Registrant has determined that the following non-cash impairment charges will be recognized in its 2006 fourth quarter financial statements: (i) a charge of approximately $10 million with respect to the Registrant’s Montgomery Mall, located in Montgomery, AL (“Montgomery”), (ii) a charge of approximately $7 million with respect to the Registrant’s Eastland Mall, located in Charlotte, N.C. (“Eastland”), and (iii) a charge of approximately $47 million with respect to the Registrant’s Great Mall of the Great Plains, located in Olathe, KS (“Great Mall”). Registrant’s decision to recognize the non-cash impairment charges for Montgomery and Eastland is based upon its current assessment of market conditions and anticipated sale prices for those properties. Registrant’s decision to recognize the non-cash impairment charge for Great Mall is based upon its assessment of the property’s future undiscounted cash flows. At this time, the Registrant does not anticipate any of the impairment charges discussed above to result in any future cash expenditures.

A copy of the press release announcing Registrant’s recognition of the non-cash impairment charges discussed above is furnished as Exhibit 99.1 to this Form 8-K.

Item 7.01 Regulation FD Disclosure.

On January 31, 2007, the Registrant issued a press release updating its previously announced financial expectations for its fourth quarter and fiscal year ended December 31, 2006 as well as previously announced earnings and Funds From Operations (“FFO”) per share guidance for the current fiscal year ending December 31, 2007. The guidance pertaining to the Registrant’s fourth quarter and fiscal year ended December 31, 2006 reflect the non-cash impairment charges described in Item 2.06. The guidance pertaining to the Registrant’s current fiscal year ending December 31, 2007 is based upon the completion of its annual budgeting process and the current status of its mall disposition program. The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”). A copy of this press release is furnished as Exhibit 99.1 to this Form 8-K.

The Exhibit 99.1 attached hereto contains certain non-GAAP financial measures. The Registrant believes that the presentation of such measures provides useful information to investors regarding the Registrant’s results of operations. FFO is a supplemental measure of the Registrant's operating performance and a recognized metric used extensively by the real estate industry, in particular, real estate investment trusts. The National Association of Real Estate Investment Trusts defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held-for-use and held-for-sale. The Registrant's FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Registrant's financial performance or to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Registrant's liquidity, nor is it indicative of funds available to fund the Registrant's cash needs, including its ability to make cash distributions.

Forward Looking Statements

This Form 8-K and the exhibit furnished herewith contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for common area maintenance, taxes and other property expenses, the failure to achieve announced FFO and earnings targets/estimates for 2006 and 2007, the failure of the Registrant to qualify as a real estate investment trust, the termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls and community centers, increases in impairment charges, additional impairment charges, as well as other risks listed from time to time in the Registrant’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Registrant.

Item 9.01 Exhibits.

(d)	Exhibits

99.1	Press Release of Glimcher Realty Trust, dated January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: January 31, 2007	/s/ Mark E. Yale
Mark E. Yale Executive Vice President, Chief Financial Officer & Treasurer